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                                                                      EXHIBIT 12



                         ANADARKO PETROLEUM CORPORATION
                CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                   OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    THREE MONTHS ENDED MARCH 31, 1997 AND FIVE YEARS ENDED DECEMBER 31, 1996

                              Three Months
                                 Ended
                                March 31                   Years Ended December 31
                             --------------  -----------------------------------------------------------
thousands                          1997           1996         1995           1994       1993        1992
                                   ----           ----         ----          -----      ------      ------
Gross Income                     $63,203         $196,763      $65,624      $90,794      $106,824   $68,311
Rentals                            1,575            4,234        2,457        2,814         3,069     2,737
                                 -------         --------      -------      -------     ---------   -------
  Earnings                        64,778          200,997       68,081       93,608       109,893    71,048
                                 =======         ========      =======      =======       =======   =======
Gross Interest Expense            13,928           55,986       52,557       41,635        38,000    36,620
Rentals                            1,575            4,234        2,457        2,814         3,069     2,737
                                 -------         --------      -------      -------      --------   -------
  Fixed Charges                  $15,503         $ 60,220      $55,014      $44,449      $ 41,069   $39,357
                                 =======         ========      =======      =======      ========   =======
Ratio of Earnings to Fixed
  Charges                           4.18             3.34         1.24         2.11         2 .68      1.81
                                 =======         ========      =======      =======      ========   =======

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals. Certain amounts for prior years have been restated to conform to the current presentation.

During the three months ended March 31, 1997 and five years ended December 31, 1996, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for the three months and each of the five years is the same as the ratio of earnings to fixed charges.